EXHIBIT 2
STOCK CONTRIBUTION AGREEMENT
This STOCK CONTRIBUTION AGREEMENT (this “Agreement”), is made as of February 23, 2007, by and among Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (“Palisade”), Steven E. Berman, William A. Schwartz, Jr., Dean J. Yimoyines and Linda Yimoyines (collectively, the “Contributing Stockholders”) and ROG Acquisition, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Contributing Stockholders intend to contribute sixteen million two hundred seventy two thousand two hundred eighteen (16,272,218) shares (collectively, the “Contributed Shares”) of the outstanding common stock, par value $0.001 per share, of Refac Optical Group, a Delaware corporation (“Refac”), to the Company pursuant to the provisions set forth herein; and
     WHEREAS, upon the giving of Notice (as defined below) and prior to the effectiveness of the Merger (as defined below), as contemplated in this Agreement, each Contributing Stockholder shall receive one share of common stock, par value $0.001 per share, of the Company (each a “Company Share”) in exchange for each Contributed Share contributed by such Contributing Stockholder; and
     WHEREAS, each Contributing Stockholder agrees to contribute and transfer to the Company all of the Contributed Shares held by such Contributing Stockholder pursuant to the terms and provisions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     The following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural):
“Agreement” shall have the meaning ascribed thereto in the preamble.
“Certificate” shall mean the Certificate of Incorporation of the Company.
“Common Stock” shall mean the common stock of the Company.

“Company” shall have the meaning ascribed thereto in the preamble.
“Company Share” shall have the meaning ascribed thereto in the Recitals.
“Contract” shall mean any mortgage, indenture, contract, agreement, instrument, understanding or other arrangement.
“Contributed Shares” shall have the meaning ascribed thereto in the Recitals.
“Contributing Stockholders” shall have the meaning ascribed thereto in the preamble.
“Encumbrances” means any security interests, liens, pledges, claims of third parties, charges, escrows, encumbrances, options, rights of first refusal, transfer restrictions, mortgages, hypothecations, indentures, security agreements, leases, easements, servitudes, rights of others or other similar agreements or restrictions, whether written or oral.
“Equity Interest” shall mean (i) with respect to a corporation, any and all issued and outstanding capital stock of such Person and warrants, options or other rights to acquire capital stock and (ii) with respect to any Person (other than a corporation), any and all units, interests or other equivalents of, or other ownership interests in, any such Person and warrants, options or other rights to acquire such units or interests.
“Governmental Entity” shall mean any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.
“Merger” shall mean the merger of the Company with and into Refac.
“Notice” shall have the meaning ascribed thereto in Section 2.02.
“Order” means any judgment, decree, order, writ, injunction, stipulation, rule or consent of or by any Governmental Entity.
“Palisade” shall have the meaning ascribed thereto in the preamble.
“Person” shall mean an individual, partnership, corporation, trust, limited liability company, unincorporated organization or other entity or a government or agency or political subdivision thereof.
“Property” shall mean any assets or property of any kind or nature whatsoever, real, personal or mixed (including fixtures), whether tangible or intangible, provided that the term “Property,” when used with respect to any Person, shall not include securities issued by such Person.
“Refac” shall have the meaning ascribed thereto in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement by and among the Company and the Contributing Stockholders, attached hereto as Exhibit B, to be entered into and effective immediately following the Merger.
“Subsidiary” of any Person means (a) a corporation in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has either (i) a majority ownership interest or (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, or (b) a partnership in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person (i) is, at the date of determination, a general partner of such partnership, or (ii) has a majority ownership interest in such partnership or the right to elect, or to direct the election of, a majority of the governing body of such partnership, or (c) any other Person (other than a corporation or a partnership) in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person has either (i) at least a majority ownership interest or (ii) the power to elect, or to direct the election of, a majority of the directors or other governing body of such Person.
ARTICLE II.
CONTRIBUTION OF REFAC STOCK; DELIVERY OF COMPANY SHARES
Section 2.01 Contribution. Upon delivery by Palisade of the Notice pursuant to Section 2.02 and prior to the effectiveness of the Merger, each of the Contributing Stockholders, in consideration for Company Shares, hereby agrees to contribute, transfer, assign and deliver to the Company, and the Company hereby agrees to accept and assume all right, title and interest in and to the Contributed Shares free and clear of all Encumbrances.
Section 2.02 Notice; Delivery of Company Shares. Palisade shall deliver to the Company and each other Contributing Stockholder written notice (the “Notice”) that it has elected to contribute the Contributed Shares to the Company in exchange for the Company Shares. The Company shall, upon receipt of the Notice, and within ten (10) business days of receiving all of the Contributed Shares pursuant to Section 2.03, deliver to each Contributing Stockholder the number of Company Shares to which it is entitled, as set forth on Exhibit A attached hereto.
Section 2.03 Delivery of Contributed Shares; Conditions to Delivery. Within two (2) days of receipt of the Notice from Palisade, each Contributing Stockholder hereby agrees to irrevocably deliver, or cause to be irrevocably delivered, to the Company, each and every certificate and instrument evidencing one or more shares of the Contributed Shares, together with other appropriate instruments of transfer as shall be necessary to transfer all right, title and interest in and to the Contributed Shares free and clear of any Encumbrances and the Stockholders’ Agreement, duly executed by such Contributing Stockholder.

Section 2.04 Return of Contributed Shares. In the event that the Merger does not occur within one hundred eighty (180) days after the Notice is provided to the Contributing Stockholders, the Company shall be liquidated and the Company shall return to each Contributing Stockholder as a liquidating distribution the Contributed Shares delivered by such party pursuant to Section 2.03.
Section 2.05 Formation and Ownership of Company prior to delivery of Notice. After formation of the Company, Company Shares shall not be issued to any person before the giving of Notice and delivery of Contributed Shares pursuant to Sections 2.02 and 2.03.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to each of the Contributing Stockholders as follows:
Section 3.01 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. The Company has made available to the Contributing Stockholders true, correct and complete copies of the Certificate and bylaws of the Company, each as currently in effect.
Section 3.02 Authorization; Binding Effect; Valid Issuance of the Company Shares. The Company has all requisite corporate power and authority to (i) enter into this Agreement, (ii) to issue the Company Shares and (iii) to carry out and perform its obligations under the terms of this Agreement. Upon acceptance of this Agreement by the Company and, assuming the due authorization, execution and delivery of this Agreement by all of the parties hereto, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. When issued in accordance with the terms of this Agreement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable.
Section 3.03 Capitalization. The authorized capital stock of the Company consists of (a) one hundred (100) shares of Common Stock (which prior to the contribution of the Contributed Shares by the Contributing Stockholder will be increased pursuant to an amendment to the Certificate to sixteen million two hundred seventy-two thousand two hundred and eighteen (16,272,218) shares of Common Stock). After giving effect to the transactions contemplated by this Agreement, there will be issued and outstanding 16,272,218 shares of Common Stock. All issued and outstanding shares of Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company Shares have been duly and validly reserved for issuance upon contribution by the Contributing Stockholders of the Contributed Shares. Except for the Stockholders’ Agreement, there are no outstanding options, warrants, puts, calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities or other restrictions on the incidents of ownership or transfer created by the charter documents of the Company or any agreement to which the Company is a party or by which it is bound, other than restrictions on transfer under applicable federal and state securities laws. The Company Shares have been duly authorized and, when issued in compliance with the provisions of this Agreement or the Certificate, as applicable, will be validly issued (including, without limitation, issued in compliance with applicable state and federal securities laws), fully paid and nonassessable. Except for the Stockholders’ Agreement, there are no preemptive rights, voting agreements or transfer restrictions (except those imposed by applicable federal and state securities laws) affecting the Equity Interests in the Company.
Section 3.04 Compliance with Other Instruments; No Violation. The execution, delivery, and performance of and compliance with this Agreement by the Company do not and will not, with or without the passage of time or giving of notice, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under, (c) constitute a change of control or assignment under, (d) result in the creation of any Encumbrance upon any of the Properties or assets of the Company or any Company Shares pursuant to, (e) give any third party the right to terminate, modify, accelerate or other change any right or obligation under, (f) require the Company to take any action under, (g) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Governmental Entity or any other Person pursuant to or (h) result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization, consent, approval or exemption of the Company under (i) the Certificate or bylaws of the Company, (ii) any applicable statute, law, regulation or rule, (iii) any Order which the Company is subject, or (iv) any Contract to which the Company or any of its respective Properties or assets are subject.
Section 3.05 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that challenges the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby.
Section 3.06 Consents. The Company has obtained all consents, approvals, Orders, qualifications, licenses, permits or other authorizations, and has made all applicable filings required by any applicable statute, law, rule or regulation or Governmental Entity in connection with the execution, delivery and performance of this Agreement and the offer, issuance, sale and delivery of the Company Shares and the other transactions to be consummated as contemplated in this Agreement.
Section 3.07 Investments and Subsidiaries. The Company does not own, directly or indirectly, any equity interest in another person and does not have any Subsidiaries.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING STOCKHOLDERS
     Each of the Contributing Stockholders hereby individually represents and warrants to the Company and to each other Contributing Stockholder as follows:
Section 4.01 Authorization; Binding Effect. Such Contributing Stockholder has all requisite power and authority to (i) enter into this Agreement, (ii) to transfer the Contributed Shares and (iii) to carry out and perform its obligations under the terms of this Agreement. Upon acceptance of this Agreement by the Contributing Stockholders and, assuming the due authorization, execution and delivery of this Agreement by all of the parties hereto, this Agreement will constitute the valid and binding obligation of such Contributing Stockholder, enforceable against such Contributing Stockholder in accordance with its terms.
Section 4.02 Ownership of Contributed Shares. Such Contributing Stockholder owns the Contributed Shares, as set forth next to such Contributing Stockholder’s name on Exhibit A hereto, beneficially and of record, free and clear of all Encumbrances.
Section 4.03 No Conflicts. The execution and delivery of this Agreement by such Contributing Stockholder does not, and the performance by such Contributing Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
(a)	conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents, if any, of such Contributing Stockholder;

(b)	conflict with or result in a violation or breach of any term or provision of any law or Order applicable to such Contributing Stockholder or any of its Properties; or

(c)	(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Contributing Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon such Contributing Stockholder or any of its Properties (including, without limitation, the Contributed Shares) under, any contract or license to which such Contributing Stockholder is a party or by which any of its Properties is bound.
Section 4.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Entity on the part of such Contributing Stockholder is required in connection with the execution, delivery and performance of this Agreement by such Contributing Stockholder or the consummation of the transactions contemplated hereby by such Contributing Stockholder.
Section 4.05 Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of such Contributing Stockholder, threatened against, relating to or affecting such Contributing Stockholder which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
Section 4.06 Securities Representations. Such Contributing Stockholder hereby acknowledges the following:

(a)	The Company Shares have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the Company Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws, unless the Company determines that exemptions from such registration and qualification requirements are available, and (iii) such Contributing Stockholder has no right to require such registration or qualification;

(b)	The Company Shares to be acquired by the Contributing Stockholders pursuant to this Agreement will be acquired for such Contributing Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Company Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(c)	Each Contributing Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each Contributing Stockholder has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Company Shares and of evaluating the merits and risks of an investment in the Company Shares;

(d)	Each Contributing Stockholder has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Company Shares;

(e)	Each Contributing Stockholder understands that its investment in the Company Shares is subject to significant economic risk, including the relative illiquidity resulting from the fact that the Company Shares (i) have not been registered under the Securities Act and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or they are sold pursuant to an exemption from such registration, and (ii) are subject to additional restrictions as provided herein. Such Contributing Stockholder is able to bear such economic risk of the investment in the Company Shares for an indefinite period of time;

(f)	Each Contributing Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Company Shares and has had full access to such other information concerning the Company as it has requested; and

(g)	No Contributing Stockholder has received or is relying upon any written offering literature or prospectus other than this Agreement. Further, no Contributing Stockholder has received or is relying upon any oral representations which are in any manner inconsistent with the written information contained in this Agreement.

ARTICLE V.
MISCELLANEOUS
Section 5.01 Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter of this Agreement.
Section 5.02 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
Section 5.03 Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent or delivered by a party pursuant to this Agreement must be in writing and shall be validly given or made (a) upon actual receipt when delivered by hand, (b) upon receipt of transmission confirmation when sent by facsimile, (c) three days after mailing if mailed by first-class certified or registered United States mail, postage prepaid and return receipt requested, or (d) one day after sending if sent by overnight courier with postage prepaid, in each case delivered or addressed as set forth on Schedule A hereto or at such other address as any party hereto may from time to time advise the other party pursuant to this Section 5.03. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given pursuant to this Section 5.03 shall be deemed receipt of the notice.
Section 5.04 Successors and Assigns. The terms and provisions of this Agreement are intended for the benefit of each party to this Agreement and their respective successors or permitted assigns. This Agreement shall be binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and permitted assigns.
Section 5.05 No Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement.
Section 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 5.07 Survival of Warranties. The warranties, representations, and covenants of the Company and each Contributing Stockholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.
Section 5.08 Headings. The headings appearing in this Agreement are included solely for convenience of reference and shall not affect the interpretation or construction of any provision of this Agreement.
Section 5.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
Section 5.10 Further Assurances; Cooperation. Each of the parties hereto shall execute and deliver or cause to executed and delivered to the other party all such further certificates, instruments and documents and take such other action as may be reasonably required to effectively carry out fully the intentions of the parties and accomplish the transaction contemplated herein.
Section 5.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.
(Signature Page Follows)

     IN WITNESS WHEREOF, each of the parties hereto has approved and executed this Stock Contribution Agreement as of the date first above written.

COMPANY:

ROG ACQUISITION, INC.

By:	/s/ Steven E. Berman

Name: Steven E. Berman Its: President

CONTRIBUTING STOCKHOLDERS:

PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.

By: Palisade Concentrated Holdings, L.L.C. Its: General Partner

By:	/s/ Steven E. Berman

Name: Steven E. Berman Its: Designated Managing Member

/s/ Steven E. Berman

Steven E. Berman

/s/ Dean J. Yimoyines

Dean J. Yimoyines

/s/ Linda Yimoyines

Linda Yimoyines

/s/ William A. Schwartz, Jr.

William A. Schwartz, Jr.